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                                                           OMB APPROVAL
          FORM 3                                --------------------------------
                                                OMB Number: 3235-0104
----------------------------                    Expires:  January 31, 2005
                                                Estimated average burden hours
                                                per response ... 0.5
                                                --------------------------------



                    U.S. SECURITIES AND EXCHANGE COMMISSION
                    ---------------------------------------
                             WASHINGTON, D.C. 20549
                             ----------------------




             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
             -------------------------------------------------------


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
    Holding Company Act of 1935 or Section 30(f) of the Investment
                       Company Act of 1940




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1.  Name and Address of Reporting Person*

    Krill                  Katherine                      L.

    (Last)                 (First)                     (Middle)
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     c/o AnnTaylor Stores Corporation
     142 West 57th Street

    (Street)
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     New York                        New York               10019
     (City)                          (State)                (Zip)
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2.  Date of Event Requiring Statement (Month/Day/Year)

     05/03/2001

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3.  IRS or Social Security Number of Reporting Person, if an entity (voluntary)



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4.  Issuer Name and Ticker or Trading Symbol


    AnnTaylor Stores Corporation (ANN)
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5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
          President - AnnTaylor Loft
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6.  If Amendment, Date of Original
    (Month/Year)

     05/2001
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person

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
              Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security    2. Amount of Securities     3. Ownership form:          4.  Nature of Indirect Beneficial
   (Instr. 4)              Beneficially Owned          Direct (D) or                Ownership (Instr. 4)
                           (Instr. 4)                  Indirect (I)(Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock          3,335                        D
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock            187                        D

------------------------------------------------------------------------------------------------------------------------------------


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

                            (Print or Type Responses)
                                                                        (Over)

================================================================================


  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    5.Ownership       6. Nature
1.Title of Derivative    2.Date                        3.Title and Amount         4.Converson or      Form of            of
  Security                 Exercisable                   of                         Exercise Price    Derivative         Indirect
  (Instr. 4)               and                           Securities                 of Derivative     Security;          Beneficial
                           Expiration                    Underlying                 Security          Direct (D)         Ownership
                           Date                          Derivative Seurities                         or Indirect        (Instr.5)
                           (Month/Day/Year)              (Instr. 4)                                   (I);(Instr.5)
                           ----------------              ----------------------
                                                                        Amount
                                                                        or
                           Date           Expiration                    Number
                           Exercisable    Date           Title          of Shares
------------------------------------------------------------------------------------------------------------------------------------
 Phantom Stock              (1)            7/20/08        Common Stock    1,665    1-for-1            D
------------------------------------------------------------------------------------------------------------------------------------

 Employee Stock Option      (2)            5/16/04        Common Stock    5,000    $31.875            D
 (right to buy)
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 Employee Stock Option      5/16/03        5/16/04        Common Stock   10,000    $31.875            D
 (right to buy)
------------------------------------------------------------------------------------------------------------------------------------
 Employee Stock Option      (2)            2/24/05        Common Stock    1,665    $33.00             D
 (right to buy)
------------------------------------------------------------------------------------------------------------------------------------
 Employee Stock Option      2/24/04        2/24/05        Common Stock    3,335    $33.00             D
 (right to buy)
------------------------------------------------------------------------------------------------------------------------------------
 Employee Stock Option      (3)            2/01/06        Common Stock      833    $11.50             D
 (right to buy)
------------------------------------------------------------------------------------------------------------------------------------
 Employee Stock Option      (3)            2/20/07        Common Stock    5,000    $21.00             D
 (right to buy)
------------------------------------------------------------------------------------------------------------------------------------
 Employee Stock Option      (3)            4/21/08        Common Stock   11,250    $15.50             D
 (right to buy)
------------------------------------------------------------------------------------------------------------------------------------
 Employee Stock Option      (3)            3/08/09        Common Stock    7,500    $44.25             D
 (right to buy)
------------------------------------------------------------------------------------------------------------------------------------
 Employee Stock Option      (3)            3/10/10        Common Stock   12,000    $23.9375           D
 (right to buy)
------------------------------------------------------------------------------------------------------------------------------------
 Employee Stock Option      (3)            3/14/11        Common Stock   20,000    $27.02             D
 (right to buy)
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1) 50% became exercisable on July 20, 2001, the third anniversary of the date of grant, and 50% will become exercisable on July 20, 2002, the fourth anniversary of the date of grant.

(2) Fully vested.

(3) Becomes exercisable 25% per year on anniversary of grant.




/s/Katherine L. Krill                                           4/3/2002
----------------------------------------                 ----------------------
          ** Signature                                          Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          * If the form is filed by more than one reporting person, see Instruction 5(b)(v).
          **Intentional misstatements or omissions of facts constitute
            Federal Criminal Violations.
              See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure


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